Exhibit 10.67

Path 1 Network Technologies Inc. 6215 Ferris Square, Suite 140 San Diego, CA 92121 Phone 858.450.4220 Fax 858.450.4203 www.path1.com

August 12, 2004

Mark D. Buckner

P.O. Box 7250

Rancho Santa Fe, CA 92067

Dear Mark,

On behalf of Path 1 Network Technologies Inc., we are excited to have you join us as a Director on our Board of Directors. We believe your skills and talents would greatly add to this distinguished panel.

Position: Reporting to: Monthly Compensation: Stock Options:

Director; Chairman, Audit Committee

Chairman of the Board of Directors

$2,000

Incentive stock options on 25,000 shares subject to Board approval of Class B Common Stock with an exercise price to be determined on the date of grant per share fully vesting quarterly over a two (2) year period in accordance with the company’s 2000 Stock Option Plan, subject to Board approval.

Effective Date:	August 3, 2004

We look forward to your acceptance of this offer and to a mutually rewarding professional relationship.

Sincerely,

Path 1 Network Technologies Inc.

By: John R. Zavoli

Director; President & CEO

If you agree to all the terms and conditions of this agreement, please sign and return to me, at which time it will become binding.

/s/ John R. Zavoli	8/12/04
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